                                  Exhibit 2.3






                            CONCORD BEVERAGE COMPANY
                            AND THE VINTAGE BEVERAGE
                           SEGMENTS OF ITS AFFILIATES









                         COMBINED FINANCIAL STATEMENTS
                         YEARS ENDED JANUARY 1, 2000,
                         JANUARY 2, 1999 AND JANUARY 3, 1998

CONCORD BEVERAGE COMPANY AND THE VINTAGE BEVERAGE SEGMENTS OF ITS AFFILIATES

CONTENTS





REPORT OF INDEPENDENT ACCOUNTANTS                                                                         1


FINANCIAL STATEMENTS:

     Combined Balance Sheets                                                                              2

     Combined Statements of Income and Comprehensive Income                                               3

     Combined Statements of Stockholders' Equity                                                          4

     Combined Statements of Cash Flows                                                                    5

     Notes to Combined Financial Statements                                                             6 - 13

REPORT OF INDEPENDENT ACCOUNTANTS




Board of Directors
Concord Beverage Company
    and the Vintage Beverage Segments
    of its Affiliates
Concordville, Pennsylvania


We have audited the accompanying combined balance sheets of Concord Beverage Company and the Vintage Beverage segments of its affiliates as of January 1, 2000 and January 2, 1999, and the related combined statements of income and comprehensive income, stockholders' equity, and cash flows for each of the three years in the period ended January 1, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Concord Beverage Company and the Vintage Beverage segments of its affiliates as of January 1, 2000 and January 2, 1999, and the combined results of their operations and their cash flows for each of the three years in the period ended January 1, 2000, in conformity with generally accepted accounting principles.


                                                 /s/ Margolin, Winer & Evens LLP

December 11, 2000

CONCORD BEVERAGE COMPANY AND THE VINTAGE BEVERAGE SEGMENTS OF ITS AFFILIATES (NOTE 1)

COMBINED BALANCE SHEETS

                                                                          JANUARY 1,          January 2,
                                                                             2000               1999
--------------------------------------------------------------------------------------------------------

ASSETS

CURRENT ASSETS:
     Cash and cash equivalents (Note 2)                                  $ 2,179,095         $ 1,862,901
     Marketable securities (Note 3)                                        1,740,691             780,652
     Accounts receivable (Notes 1, 10, 11 and 13):
         Trade, net                                                        6,130,038           5,831,649
         Affiliates                                                        3,645,137           2,090,182
         Other                                                               634,717             619,254
     Inventories (Notes 2 and 4)                                           7,248,606           5,779,045
     Prepaid expenses                                                        453,640             474,281
                                                                         -----------         -----------

TOTAL CURRENT ASSETS                                                      22,031,924          17,437,964
                                                                         -----------         -----------



PROPERTY, PLANT AND EQUIPMENT, NET (NOTES 2 AND 5)                         7,752,543           9,059,256
                                                                         -----------         -----------


OTHER ASSETS:
     Deferred charges and other costs, net of accumulated
         amortization of $8,788,043 for 1999 and
         $7,275,644 for 1998 (Notes 2 and 6)                               4,361,957           5,874,356
     Construction-in-progress                                                 16,201              16,334
     Pallets                                                                 793,515             582,615
     Security deposits and other assets                                      190,269              87,107
                                                                         -----------         -----------

TOTAL OTHER ASSETS                                                         5,361,942           6,560,412
                                                                         -----------         -----------




TOTAL ASSETS                                                             $35,146,409         $33,057,632
                                                                         ===========         ===========



LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
      Current portion of notes payable (Note 7)                          $      --           $ 2,125,231
      Accounts payable:
          Trade                                                            4,368,212           3,842,242
          Affiliates (Note 10)                                               579,937             987,518
      Accrued expenses and other current liabilities                       3,700,961           3,398,994
      Income taxes payable                                                    90,197             127,346
                                                                         -----------         -----------

TOTAL CURRENT LIABILITIES                                                  8,739,307          10,481,331
                                                                         -----------         -----------

COMMITMENTS (NOTES 6 AND 8)                                                     --                  --

STOCKHOLDERS' EQUITY:
      Common stock:
          Class A, $10 par value, voting,
               Authorized - 10,000 shares
               Issued and outstanding - 5,759 shares                          57,590              57,590
          Class B, $10 par value, nonvoting,
               Authorized - 10,000 shares
               Issued - 4,701 shares                                          47,010              47,010
      Additional paid-in capital                                          10,303,203          10,303,203
      Retained earnings                                                   18,640,186          14,745,129
      Equity in affiliated Vintage Beverage segments of business             490,395             689,691
      Accumulated other comprehensive income -
          unrealized gains on securities                                     744,739             609,699
                                                                         -----------         -----------
                                                                          30,283,123          26,452,322
      Less treasury stock, at cost, 3,351.8 Class B shares                 3,876,021           3,876,021
                                                                         -----------         -----------

TOTAL STOCKHOLDERS' EQUITY                                                26,407,102          22,576,301
                                                                         -----------         -----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                               $35,146,409         $33,057,632
                                                                         ===========         ===========



The accompanying notes are an integral part of these statements.

CONCORD BEVERAGE COMPANY AND THE VINTAGE BEVERAGE SEGMENTS OF ITS AFFILIATES (NOTE 1)


COMBINED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

                                                   JANUARY 1,          January 2,          January 3,
Years Ended                                           2000                1999                1998
------------------------------------------------------------------------------------------------------
                                                    (52 WEEKS)         (52 Weeks)          (53 Weeks)

NET SALES (NOTES 10 AND 11)                        $84,915,848         $87,525,252         $99,061,871

COST OF SALES (NOTE 10)                             60,980,849          62,740,573          71,063,899
                                                   -----------         -----------         -----------

GROSS PROFIT                                        23,934,999          24,784,679          27,997,972

OPERATING EXPENSES, INCLUDING INTEREST
     EXPENSE OF $65,629, $459,001 AND
     $721,757 (NOTES 1 AND 7)                       15,871,513          18,495,242          21,787,882
                                                   -----------         -----------         -----------

INCOME FROM OPERATIONS                               8,063,486           6,289,437           6,210,090

OTHER INCOME, NET (NOTE 12)                            151,011             163,979             187,978
                                                   -----------         -----------         -----------

INCOME BEFORE ITEMS BELOW                            8,214,497           6,453,416           6,398,068

PAYMENTS IN LIEU OF CORPORATE INCOME TAXES
     (NOTES 2 AND 10)                                3,651,608           1,211,899             119,175
                                                   -----------         -----------         -----------

INCOME BEFORE STATE AND LOCAL TAXES                  4,562,889           5,241,517           6,278,893

STATE AND LOCAL INCOME TAXES (NOTE 2)                  221,282             127,346                --
                                                   -----------         -----------         -----------

NET INCOME                                           4,341,607           5,114,171           6,278,893

OTHER COMPREHENSIVE INCOME - UNREALIZED
     GAINS ON SECURITIES (NOTES 2 AND 3)               135,040             332,469             137,853
                                                   -----------         -----------         -----------

COMPREHENSIVE INCOME (NOTE 2)                      $ 4,476,647         $ 5,446,640         $ 6,416,746
                                                   ===========         ===========         ===========


The accompanying notes are an integral part of these statements.

CONCORD BEVERAGE COMPANY AND THE VINTAGE BEVERAGE SEGMENTS OF ITS AFFILIATES (NOTE 1)


COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY

Years Ended January 1, 2000, January 2, 1999 and January 3, 1998
----------------------------------------------------------------------------------------


                                             Common          Common          Additional
                                             Stock -         Stock -           Paid-In
                                             Class A         Class B           Capital
                                             -------         -------         -----------

BALANCE - DECEMBER 29, 1996                  $57,590         $47,010         $10,303,203

COMPREHENSIVE INCOME (53 WEEKS):
     Net income                                 --              --                  --
     Other comprehensive income                 --              --                  --

DISTRIBUTIONS TO AFFILIATES (NOTE 1)            --              --                  --
                                             -------         -------         -----------


BALANCE - JANUARY 3, 1998                     57,590          47,010          10,303,203


COMPREHENSIVE INCOME (52 WEEKS):
     Net income                                 --              --                  --
     Other comprehensive income                 --              --                  --

DISTRIBUTIONS TO AFFILIATES (NOTE 1)            --              --                  --
                                             -------         -------         -----------


BALANCE - JANUARY 2, 1999                     57,590          47,010          10,303,203


COMPREHENSIVE INCOME (52 WEEKS):
     Net income                                 --              --                  --
     Other comprehensive income                 --              --                  --

DISTRIBUTIONS TO AFFILIATES (NOTE 1)            --              --                  --
                                             -------         -------         -----------


BALANCE - JANUARY 1, 2000                    $57,590         $47,010         $10,303,203
                                             =======         =======         ===========

Years Ended January 1, 2000, January 2, 1999 and January 3, 1998
-----------------------------------------------------------------------------------------------------------------------------------

                                                        Equity in Affiliated      Accumulated
                                                         Vintage Beverage             Other                               Total
                                           Retained         Segments of          Comprehensive        Treasury        Stockholders'
                                           Earnings           Business               Income             Stock             Equity
                                          -----------   --------------------     -------------       -----------      -------------

BALANCE - DECEMBER 29, 1996               $ 3,775,283         $ 797,545             $139,377         $(3,876,021)      $ 11,243,987

COMPREHENSIVE INCOME (53 WEEKS):
     Net income                             6,097,121           181,772                 --                  --            6,278,893
     Other comprehensive income                  --                --                137,853                --              137,853

DISTRIBUTIONS TO AFFILIATES (NOTE 1)             --            (251,516)                --                  --             (251,516)
                                          -----------         ---------             --------         -----------       ------------


BALANCE - JANUARY 3, 1998                   9,872,404           727,801              277,230          (3,876,021)        17,409,217


COMPREHENSIVE INCOME (52 WEEKS):
     Net income                             4,872,725           241,446                 --                  --            5,114,171
     Other comprehensive income                  --                --                332,469                --              332,469

DISTRIBUTIONS TO AFFILIATES (NOTE 1)             --            (279,556)                --                  --             (279,556)
                                          -----------         ---------             --------         -----------       ------------


BALANCE - JANUARY 2, 1999                  14,745,129           689,691              609,699          (3,876,021)        22,576,301


COMPREHENSIVE INCOME (52 WEEKS):
     Net income                             3,895,057           446,550                 --                  --            4,341,607
     Other comprehensive income                  --                --                135,040                --              135,040

DISTRIBUTIONS TO AFFILIATES (NOTE 1)             --            (645,846)                --                  --             (645,846)
                                          -----------         ---------             --------         -----------       ------------


BALANCE - JANUARY 1, 2000                 $18,640,186         $ 490,395             $744,739         $(3,876,021)      $ 26,407,102
                                          ===========         =========             ========         ===========       ============

The accompanying notes are an integral part of these statements.

CONCORD BEVERAGE COMPANY AND THE VINTAGE BEVERAGE SEGMENTS OF ITS AFFILIATES (NOTE 1)


COMBINED STATEMENTS OF CASH FLOWS

                                                                 JANUARY 1,            January 2,             January 3
Years Ended                                                         2000                  1999                  1998
                                                                 (52 WEEKS)            (52 Weeks)            (53 Weeks)
                                                                 -----------          -----------          ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income                                                  $ 4,341,607          $ 5,114,171          $  6,278,893
     Adjustments to reconcile net income to net cash
              provided by operating activities:
         Depreciation and amortization                             3,385,411            3,777,217             3,937,409
         Gain on sale of property, plant and equipment                (1,533)              (5,221)              (21,109)
         Payment of license fees                                        --             (1,450,000)           (4,400,000)
         Equity in undistributed earnings of affiliates                 --                   --                 (18,446)
         Net change in operating assets and liabilities:
              (Increase) decrease in:
                  Accounts receivable                             (1,868,807)           1,731,558             7,374,909
                  Inventories                                     (1,469,561)              53,407             1,443,300
                  Prepaid expenses                                    20,641             (160,347)             (108,502)
                  Pallets                                           (210,900)            (111,508)              179,176
                  Security deposits and other assets                (103,162)               1,821                   950
              Increase (decrease) in:
                  Accounts payable                                   118,389             (252,235)          (11,313,913)
                  Accrued expenses and other current
                      liabilities                                    301,967           (1,005,100)            2,196,792
                  Income taxes payable                               (37,149)             127,346                  --
                                                                 -----------          -----------          ------------

     Net Cash Provided by Operating Activities                     4,476,903            7,821,109             5,549,459
                                                                 -----------          -----------          ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Capital expenditures                                           (568,807)          (1,367,219)           (1,718,789)
     Proceeds from sales of property, plant and
         equipment                                                     4,175               30,683                23,394
     Proceeds from payments on notes receivable                         --                180,954                22,620
     Distribution from affiliates                                       --                385,414               156,097
     Distributions to affiliates (Note 1)                           (645,846)            (279,556)             (251,516)
     Purchase of marketable securities                              (825,000)                --                    --
                                                                 -----------          -----------          ------------

     Net Cash Used in Investing Activities                        (2,035,478)          (1,049,724)           (1,768,194)
                                                                 -----------          -----------          ------------

CASH FLOWS FROM FINANCING ACTIVITIES -
     Repayments of notes payable - affiliates                     (2,125,231)          (5,677,588)           (3,302,733)
                                                                 -----------          -----------          ------------

     Net Cash Used in Financing Activities                        (2,125,231)          (5,677,588)           (3,302,733)
                                                                 -----------          -----------          ------------

  NET INCREASE IN CASH AND CASH EQUIVALENTS                      $   316,194          $ 1,093,797          $    478,532

  CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR                    1,862,901              769,104               290,572
                                                                 -----------          -----------          ------------

  CASH AND CASH EQUIVALENTS - END OF YEAR                        $ 2,179,095          $ 1,862,901          $    769,104
                                                                 ===========          ===========          ============


  SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
        Cash paid for interest                                   $    65,629          $   459,001          $    721,757
        Cash paid for income taxes                                   266,800                 --                    --

The accompanying notes are an integral part of these statements.

CONCORD BEVERAGE COMPANY AND THE VINTAGE BEVERAGE SEGMENTS OF ITS AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS





1.      DESCRIPTION OF          DESCRIPTION OF BUSINESS - Concord Beverage
        BUSINESS AND BASIS OF   Company (Concord) bottles and distributes soft
        PRESENTATION            drinks from its two locations in Concordville,
                                Pennsylvania and Elizabeth, New Jersey. Concord distributes various house and private label products to supermarket chains and other retail outlets located in the eastern part of the United States. In addition, certain of Concord's affiliates (as defined below) bottle and distribute the Vintage Beverage brand to similar type customers. The Company grants credit to substantially all of its customers.

                                BASIS OF PRESENTATION - The accompanying combined financial statements include the accounts of Concord, Vintage Beverage Corporation and the Vintage Beverage brand segments of Concord's affiliates, Beverage Capital Corporation ("Beverage Capital") and Canada Dry Bottling Company of New York ("Canada Dry") (the "Affiliates"), all of which are under common control. As Beverage Capital and Canada Dry do not prepare stand-alone financial statements for their Vintage Beverage segments, the financial statements of the segments were derived from the books and records of the respective entities and include the revenue earned from the sale of Vintage Brand products and direct expenses incurred by the segments and an allocation of expenses, which benefited the segments but were not directly charged to the segments. These financial statements do not purport to represent the combined financial position, results of operations and cash flows that would have resulted if the segments operated on a stand-alone basis or if they were owned by Concord. Concord together with the above noted affiliates are referred to as the "Company". All significant intercompany accounts and transactions have been eliminated.

                                Distributions to affiliates represent the difference between the net income earned by Vintage Beverage Corporation, and the Vintage Beverage brand segments of Beverage Capital and Canada Dry and the net assets retained in each of the segments as of the end of each of the respective reporting periods.

2.      SUMMARY OF              INVENTORIES - Inventories are stated at the
        SIGNIFICANT             lower of cost (determined by the first-in,
        ACCOUNTING POLICIES     first-out method) or market.

                                PROPERTY, PLANT AND EQUIPMENT - Property, plant and equipment are stated at cost. Depreciation is provided by use of straight-line and accelerated methods over the estimated useful lives of the assets which

CONCORD BEVERAGE COMPANY AND THE VINTAGE BEVERAGE SEGMENTS OF ITS AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS


                                range from three years to thirty-nine and a half years.

                                DEFERRED CHARGES AND AMORTIZATION - Deferred charges include license fees which are being amortized based on cases sold pursuant to the terms of the license agreements.

                                INCOME TAXES - Concord and its stockholders have elected to have Concord taxed as an S corporation for Federal and Pennsylvania income tax reporting purposes. Accordingly, there is no provision for Federal and Pennsylvania income taxes since income earned as an S corporation will be taxed at the individual stockholder level. Concord is subject to New Jersey corporate taxes. One of the affiliates is subject to New York corporate taxes. The state and local income tax (benefit) is included in the tax expense related to the income (loss) from this segment.

                                CASH AND CASH EQUIVALENTS - The Company
                                considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents for purposes of the statements of cash flows.

                                The Company maintains cash balances with financial institutions in amounts that exceed the Federal Government's deposit insurance.

                                ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. The Company considers the allocation of expenses related to sales of the Vintage Beverage brand by certain of its affiliates to be a significant estimate used in the preparation of these combined financial statements (See Note 1.)

                                FISCAL YEAR END - The Company's fiscal year ends on the Saturday nearest December 31. The years ended January 1, 2000 and January 2, 1999 contained fifty-two weeks, respectively, and the year ended January 3, 1998 contained fifty-three weeks.

                                PENSION PLAN - The Company accounts for its defined benefit pension plan in accordance with the provisions of Statement of Financial Accounting Standards No. 87, "Employers' Accounting for Pensions."

CONCORD BEVERAGE COMPANY AND THE VINTAGE BEVERAGE SEGMENTS OF ITS AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS


                                COMPREHENSIVE INCOME - During 1998, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income," issued in June 1997 by the Financial Accounting Standards Board. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. Comprehensive income includes net income and other comprehensive income. Comprehensive income is defined as the change in net assets of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. The 1997 financial statements have been restated to reflect the adoption of this accounting standard.


3.      MARKETABLE SECURITIES   The Company accounts for its marketable
                                securities in accordance with Statement of Financial Accounting Standards No. 115,
                                "Accounting for Certain Investments in Debt and
                                Equity Securities." In accordance with the provisions of SFAS No. 115, the Company's marketable securities (consisting solely of equity securities) were classified as available for sale and are reported at their approximate fair value.

                                For 1999, 1998 and 1997, there were no sales of investments classified as available for sale. As of January 1, 2000 and January 2, 1999, unrealized gains were $744,739 and $609,699, respectively. There were no unrealized losses as of January 1, 2000 and January 2, 1999.


4.      INVENTORIES             Inventories consist of the following:

                                                                                  January 1,    January 2,
                                                                                     2000          1999
                                                                                  ----------    ----------

                                Finished goods                                    $3,367,362    $2,824,313
                                Raw materials                                      3,881,244     2,954,732
                                                                                  ----------    ----------

                                                                                  $7,248,606    $5,779,045
                                                                                  ==========    ==========

CONCORD BEVERAGE COMPANY AND THE VINTAGE BEVERAGE SEGMENTS OF ITS AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS


5.      PROPERTY, PLANT AND     Property, plant and equipment consist of the
        EQUIPMENT               following:

                                                                                   January 1,    January 2,
                                                                                      2000          1999
                                                                                  -----------    ----------

                                Land                                              $   648,179    $   648,179
                                Buildings and improvements                          7,915,100      7,915,100
                                Machinery and equipment                            20,557,913     20,144,068
                                Transportation equipment                            1,289,115      1,239,267
                                Furniture and fixtures                              1,479,732      1,389,775
                                                                                  -----------    -----------
                                                                                   31,890,039     31,336,389
                                Less accumulated depreciation                      24,137,496     22,277,133
                                                                                  -----------    -----------

                                                                                  $ 7,752,543    $ 9,059,256
                                                                                  ===========    ===========


                                Depreciation expense for 1999, 1998 and 1997 amounted to $1,872,826, $2,140,495 and
                                $2,137,801, respectively.


6.      DEFERRED   CHARGES      During 1998, the Company paid $500,000 to a
        AND OTHER COSTS         customer to manufacture and supply beverages to
                                that customer. The agreement with the customer expires the later of September 30, 2002 or the date on which the customer purchases and pays for 6,000,000 cases. The Company is not required to make any additional payments for purchases in excess of 6,000,000 cases.

                                During 1997, the Company paid $2,000,000 ("1997
                                Agreement") to a second customer to extend a license that the Company has to manufacture and supply beverages for the customer. The 1997 Agreement expires on the later of September 1, 2001 or the date by which the second customer purchases and pays for 24,000,000 cases.

                                During 1997, the Company paid $950,000 for a
                                license to manufacture and supply beverages to a third customer. The agreement with the third customer, which expires on December 31, 2000, requires that the Company make a $950,000 annual payment at the beginning of each year. In accordance with this agreement, the Company is required to annually supply the lesser of all of the third customer's requirement or 4,000,000 cases. If the third customer has not purchased 16,000,000

CONCORD BEVERAGE COMPANY AND THE VINTAGE BEVERAGE SEGMENTS OF ITS AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS


                                cases at the end of the contract, the third customer can either extend the agreement until 16,000,000 cases are purchased or pay the Company for the difference based on a price specified in the agreement. The 1999 and 1998 payments were made in December 1998 and December 1997, respectively. In addition, the Company is required to pay a specified amount per case for the cases purchased annually by the third customer in excess of 4,000,000 cases. The 1999 and 1998 cases purchased did not exceed this amount.

                                In addition, during 1997, the Company paid
                                $500,000 for a license to manufacture and supply beverages to a fourth customer. The agreement with the fourth customer expires on the later of July 31, 2001 or the date on which the customer purchases and pays for 2,200,000 cases. At the end of the agreement, the Company is required to pay the fourth customer a specified amount per case for any cases purchased in excess of 2,200,000 cases.

                                During 1996, the Company paid $300,000 to a fifth customer to manufacture and supply beverages. The agreement with the fifth customer expires on the later of October 2001 or the date by which the fifth customer purchases and pays for 3,375,000 cases. During the agreement term, the fifth customer is obligated to purchase 3,375,000 cases, including a minimum of 675,000 cases each year.


7.      NOTES PAYABLE           During 1995, the Company entered into a note
                                payable to an affiliated company. The note was payable in monthly installments of $205,320, including interest at 7% per annum through 1999.
                                The Company made additional principal payments of $1,921,764 during 1998. The remaining balance of $2,125,231 was repaid during 1999.

                                During 1996, the Company entered into a second note payable for $3,000,000 with the affiliated company. The second note bore interest at 7% per annum and was paid in full during 1998.


8.      COMMITMENTS             LEASES - The Company leases warehouse and office
                                space under long-term operating leases. The minimum annual rentals under the leases are as follows:

                                                    2000                             $      1,238,828
                                                    2001                                      527,476
                                                    2002                                      404,544
                                                                                     ----------------
                                                                                     $      2,170,848
                                                                                     ================




CONCORD BEVERAGE COMPANY AND THE VINTAGE BEVERAGE SEGMENTS OF ITS AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS


                                Total rental expense for warehouse and office space, trucks, trailers, forklifts and office equipment was approximately $1,889,000, $2,097,000 and $2,230,000 for 1999, 1998 and
                                1997, respectively. Rent expense includes short-term leases.

                                OTHER - In connection with the sale of certain assets by an affiliate to a non-related third party, the Company agreed to purchase all of its plastic bottles from the third party for a five-year period effective July 1997.


9.      BENEFIT PLANS           The Company maintains a defined benefit pension
                                plan covering those employees who are included in a collective bargaining agreement. The benefits are based on a fixed monthly benefit for each year of service.

                                The amount charged to expense for the union defined benefit pension plan was approximately $155,000, $192,000 and $289,000 for 1999, 1998 and 1997, respectively.

                                The following sets forth the Plan's funded status and related amounts recognized in the Company's financial statements as of January 1, 2000 and January 2, 1999:

                                                                                   January 1,     January 2,
                                                                                     2000           1999
                                                                                  -----------    -----------

                                Benefit obligation                                $(4,756,032)   $(4,637,367)
                                Fair value of plan assets                           5,726,024      5,384,470
                                                                                  -----------    -----------

                                Funded status                                     $   969,992    $   747,103
                                                                                  ===========    ===========

                                Prepaid (accrued) benefit cost
                                    recognized in the balance
                                    sheet                                         $   (11,413)   $   143,291

                                The benefit cost charged to operations as well as employer contributions and benefits paid for each of the three years included in the period ended January 1, 2000 are as follows:

CONCORD BEVERAGE COMPANY AND THE VINTAGE BEVERAGE SEGMENTS OF ITS AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS


                                                                   1999                1998              1997
                                                                 --------             --------         --------

                                Benefit cost                     $154,704             $192,432         $289,232
                                Employer contributions                 --              456,812          229,674
                                Benefits paid                     112,521              175,202          65,285



                                The weighted average discount rate used in determining the actuarial present value of the projected benefit obligation was 7.50%, 6.75% and 7.25% in 1999, 1998 and 1997, respectively. The expected long-term rate of return on assets was 9% in all three years.

                                The Company maintains a noncontributory
                                profit-sharing plan covering those employees not included in a collective bargaining agreement. The Company also maintains a 401(k) Plan covering all eligible employees. Contributions under both plans are at the discretion of the Board of Directors. Contributions under both plans were $315,887, $341,975 and $257,319 for
                                1999, 1998 and 1997, respectively.


10.     TRANSACTIONS WITH       The Company's purchases from related parties,
        RELATED PARTIES         primarily for raw materials, were approximately
                                $2,768,000, $3,742,000 and $18,445,000 in 1999,
                                1998 and 1997, respectively. Net sales and cost reimbursements (which reimbursements are accounted for as reductions of cost of sales) to related parties were approximately $13,773,060,
                                $13,482,000 and $11,139,000 for 1999, 1998 and
                                1997, respectively.

                                Concord and one of its affiliates have a contractual obligation with its stockholders to pay directly to taxing authorities an amount equal to the income tax liability resulting from Taxable Income. The income tax liability is computed by applying the stockholders' marginal tax rate to Taxable Income. Payments are made on dates coincidental with the estimated tax requirements of the Internal Revenue Service.

                                Payments in lieu of corporate income taxes relating to Concord's Taxable Income reported for 1998 do not include the payments of stockholders' fourth quarter estimated tax requirements of approximately $1,144,000, which were paid in 1999. The stockholders agreed to defer the State payments of approximately $168,000 in lieu of corporate income taxes for 1997 until April 1998.

                                The Company has determined that it has no federal liability under the agreement at December 31, 1997 inasmuch as the income tax benefit to

CONCORD BEVERAGE COMPANY AND THE VINTAGE BEVERAGE SEGMENTS OF ITS AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS


                                the stockholders from the loss incurred by the Company in prior years substantially eliminates the stockholders' income tax liability attributable to the Company's 1997 Taxable Income.






11.     MAJOR CUSTOMERS         Approximately 67%, 71% and 65%, respectively, of
                                the Company's 1999, 1998 and 1997 net sales were to four major customers. Net trade accounts receivable as of January 1, 2000 and January 2,
                                1999 from these major customers were
                                approximately $3,939,000, and $3,496,000,
                                respectively.


12.     OTHER INCOME, NET       Other income, net, consists of the following for
                                1999, 1998 and 1997:

                                                                        1999        1998         1997
                                                                      --------    --------     --------
                                Interest and dividend
                                      income                          $149,478    $158,758     $148,423
                                Gain on sale of property,
                                      plant and equipment                1,533       5,221       21,109
                                Equity in undistributed
                                      earnings of affiliates                --          --       18,446
                                                                      --------    --------     --------

                                                                      $151,011    $163,979     $187,978
                                                                      ========    ========     ========


13.     ACCOUNTS RECEIVABLE -   ACCOUNTS RECEIVABLE - Trade are net of an
        TRADE, NET              allowance for uncollectible accounts of $135,800
                                and $70,780 at January 1, 2000 and January 2,
                                1999, respectively.


14.     SUBSEQUENT EVENT        On October 18, 2000, substantially all of the
                                assets subject to certain liabilities and the business of Concord as well as the Vintage
                                Beverage brand segments of certain of its affiliates were sold to a third party. The
                                Company received $53,747,823 in cash plus two promissory notes in the principal amounts of $7,166,376 and $10,749,564. The promissory notes are due in one year.